As filed with the Securities and Exchange Commission on September 3, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLYMPIC STEEL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1245650
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

22901 Millcreek Blvd., Highland Hills, Ohio (Address of Principal Executive Offices)	44122 (Zip Code)

Olympic Steel, Inc. Amended and Restated 2007 Omnibus Incentive Plan

(Full Title of the Plan)

Richard T. Marabito

Chief Executive Officer

Olympic Steel, Inc.

22901 Millcreek Blvd.

Highland Hills, Ohio 44122

(Name and Address of Agent For Service)

(216) 292-3800

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, without par value	400,000	$26.62	$10,648,000	$1,161.70

(1)         Represents shares of common stock, without par value ( “Common Stock”), of Olympic Steel, Inc. (the “Registrant”) issuable pursuant to the Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan (the “Plan”) being registered hereon.

(2)         Pursuant to Rule 416 promulgated under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers such additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)         Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the Nasdaq Global Market on September 1, 2021, which date is within five business days prior to filing.

EXPLANATORY NOTE

The Registrant hereby files this registration statement on Form S-8 to register an additional 400,000 shares of Common Stock under the Plan for which previously filed registration statements on Form S-8 relating to the Plan are effective. Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference the contents of the registration statement on Form S-8 (Registration No. 333-143900) filed by the Registrant on June 20, 2007 and the registration statement on Form S-8 (Registration No. 333-211023) filed by the Registrant on April 29, 2016, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant, with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021;

(b)	The Registrant’s Current Reports on Form 8-K filed on May 11, 2021 and June 21, 2021; and

(c)

The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A filed on January 31, 1994, as amended by the description of the Common Stock contained in Exhibit 4.28 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. The Registrant does not and will not, however, incorporate by reference in this registration statement any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K, unless, and except to the extent, specified in such Current Reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Officers and Directors.

Under Section 1701.13 of the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

Section 1701.13 of the Ohio Revised Code authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 1701.13.

Under certain circumstances provided in Article V of our Amended and Restated Code of Regulations and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers and directors), we will indemnify any of our current or former directors or officers against losses, damages, or liabilities reasonably incurred by that director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. We maintain liability insurance for all of our directors and officers. The insurance also insures the Registrant against amounts payable to indemnify directors and officers, subject to policy limits and retention amounts.

Item 8.	Exhibits.

Exhibit Number	Description of Document	Reference
4.1	Amended and Restated Articles of Incorporation	Incorporated by reference to Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1 (No. 33-73992) filed with the Commission on January 1, 1994

4.2	Amendment to Amended and Restated Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 10-Q filed with the Commission on August 6, 2021 (Commission File No. 0-23320).

4.3	Amended and Restated Code of Regulations	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Commission on November 27, 2019 (Commission File No. 0-23320).

4.4	Olympic Steel, Inc. Amended and Restated 2007 Omnibus Incentive Plan	Incorporated by reference to Exhibit 10.1 to Registrant’s Form 10-Q filed with the Commission on August 6, 2021 (Commission File No. 0-23320).

5.1	Opinion of Jones Day	Filed herewith

23.1	Consent of Grant Thornton, LLP	Filed herewith

23.2	Consent of PricewaterhouseCoopers, LLP	Filed herewith

23.3	Consent of Jones Day	Included in Exhibit 5.1

24.1	Power of Attorney	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Highland Hills, state of Ohio, on September 3, 2021.

OLYMPIC STEEL, INC.

By:	/s/ Richard A. Manson
Richard A. Manson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

*	*
Richard T. Marabito Chief Executive Officer (Principal Executive Officer)	Idalene F. Kesner Director

/s/ Richard A. Manson	*
Richard A. Manson Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	Michael G. Rippey Director

*	*
Michael D. Siegal Executive Chairman of the Board	Richard P. Stovsky Director

*	*
Arthur F. Anton Lead Director	Vanessa Whiting Director

*	*
Dirk A. Kempthorne Director	David A. Wolfort Director

* Richard A. Manson, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors of the Registrant pursuant to a power of attorney filed with the Securities and Exchange Commission.

September 3, 2021	By:	/s/ Richard A. Manson
Richard A. Manson